Exhibit 99.2

DJO GLOBAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 29, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$27,619	$31,985
Accounts receivable, net	172,492	190,324
Inventories, net	183,837	169,137
Prepaid expenses and other current assets	30,818	20,218
Current assets of discontinued operations	511	511

Total current assets	415,277	412,175
Property and equipment, net	143,041	133,522
Goodwill	878,689	864,112
Intangible assets, net	570,725	607,088
Other assets	4,523	5,128

Total assets	$2,012,255	$2,022,025

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$102,009	$98,331
Accrued interest	47,329	18,015
Current portion of debt obligations	23,488	15,936
Other current liabilities	128,989	126,360

Total current liabilities	301,815	258,642
Long-term debt obligations	2,397,975	2,398,184
Deferred tax liabilities, net	145,606	142,597
Other long-term liabilities	20,675	13,080

Total liabilities	$2,866,071	$2,812,503

Commitments and contingencies (Note 15)
Stockholders’ deficit:
Common stock: $0.01 par value; 150,000,000 shares authorized at September 29, 2018 and December 31, 2017; 49,590,302 shares issued and 49,371,590 shares outstanding at September 29, 2018; 49,501,143 shares issued and 49,282,431 shares outstanding at December 31, 2017	496	495
Treasury stock at cost	(3,600)	(3,600)
Additional paid-in capital	850,215	847,220
Accumulated deficit	(1,676,347)	(1,615,536)
Accumulated other comprehensive loss	(26,189)	(21,072)

Total stockholders’ deficit	(855,425)	(792,493)
Noncontrolling interests	1,609	2,015

Total deficit	(853,816)	(790,478)

Total liabilities and deficit	$2,012,255	$2,022,025

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

DJO GLOBAL, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net sales	$294,051	$290,876	$891,517	$874,011
Operating expenses:
Cost of sales (exclusive of amortization of intangible assets of $6,635 and $19,929 for the three and nine months ended
September 29, 2018, respectively and $6,981 and $20,942 for the three and nine months ended September 30, 2017, respectively)	129,400	122,325	375,780	366,779
Selling, general and administrative	119,964	122,066	351,459	391,967
Research and development	10,249	8,864	30,687	27,066
Amortization of intangible assets	14,557	15,852	44,445	50,713

	274,170	269,107	802,371	836,525

Operating income	19,881	21,769	89,146	37,486
Other (expense) income:
Interest expense, net	(46,598)	(43,691)	(136,299)	(129,446)
Other (expense) income, net	(554)	824	(1,040)	2,008

	(47,152)	(42,867)	(137,339)	(127,438)

Loss before income taxes	(27,271)	(21,098)	(48,193)	(89,952)
Income tax provision	(2,182)	(1,504)	(12,201)	(6,677)

Net loss from continuing operations	(29,453)	(22,602)	(60,394)	(96,629)
Net income from discontinued operations	164	123	486	228

Net loss	(29,289)	(22,479)	(59,908)	(96,401)
Net income attributable to noncontrolling interests	(208)	(214)	(846)	(644)

Net loss attributable to DJO Global, Inc.	$(29,497)	$(22,693)	$(60,754)	$(97,045)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

DJO GLOBAL, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net loss	$(29,289)	$(22,479)	$(59,908)	$(96,401)
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments, net of tax benefit (provision) of $(16) thousand and $317 thousand for the three and nine months ended September 29, 2018, respectively and $(1,636) and $(5,851) for the three and nine months ended September 30, 2017, respectively	(1,732)	1,804	(8,866)	6,757
Unrealized gain (loss) on cash flow hedges, net of tax (benefit) provision of zero for both the three and nine months ended September 29, 2018, respectively and $116 thousand and $137 thousand for the three and nine months ended September 30, 2017, respectively	(48)	319	2,497	379

Other comprehensive (loss) income	(1,780)	2,123	(6,369)	7,136

Comprehensive loss	(31,069)	(20,356)	(66,277)	(89,265)
Comprehensive (income) loss income attributable to noncontrolling interests	962	(266)	406	249

Comprehensive loss attributable to DJO Global, Inc.	$(30,107)	$(20,622)	$(65,871)	$(89,016)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

DJO GLOBAL, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF DEFICIT

(in thousands, except share amounts)

	DJO Global, Inc.
	Common Stock		Treasury Stock
	Number of shares	Par value	Number of shares	Par amount	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders’ deficit	Non- controlling interests	Total deficit
Balance at December 31, 2016	49,407,203	$495	—	$—	$843,799	$(1,579,642)	$(30,580)	$(765,928)	$2,079	$(763,849)
Net (loss) income	—	—	—	—	—	(35,894)	—	(35,894)	799	(35,095)
Other comprehensive income (loss), net of taxes	—	—	—	—	—	—	9,508	9,508	(863)	8,645
Stock-based compensation	—	—	—	—	3,697	—	—	3,697	—	3,697
Repurchase of common stock	—	—	218,712	(3,600)	—	—	—	(3,600)	—	(3,600)
Exercise of stock options	45,774	—	—	—	(485)	—	—	(485)	—	(485)
Issuance of shares	30,377	—	—	—	500	—	—	500	—	500
Issuance of shares upon vesting of restricted stock units, net of taxes	17,789	—	—	—	(291)	—	—	(291)	—	(291)

Balance at December 31, 2017	49,501,143	495	218,712	(3,600)	847,220	(1,615,536)	(21,072)	(792,493)	2,015	(790,478)
Net (loss) income	—	—	—	—	—	(17,569)	—	(17,569)	362	(17,207)
Other comprehensive income, net of taxes	—	—	—	—	—	—	3,349	3,349	58	3,407
Stock-based compensation	—	—	—	—	447	—	—	447	—	447

Balance at March 31, 2018	49,501,143	495	218,712	(3,600)	847,667	(1,633,105)	(17,723)	(806,266)	2,435	(803,831)
Net (loss) income	—	—	—	—	—	(13,686)	—	(13,686)	276	(13,410)
Other comprehensive loss, net of taxes	—	—	—	—	—	—	(7,855)	(7,855)	(140)	(7,995)
Stock-based compensation	—	—	—	—	447	—	—	447	—	447
Shares issued as part of acquisition consideration	42,258	1	—	—	700	—	—	700	—	700
Issuance of shares upon vesting of restricted stock units, net of taxes	37,971	—	—	—	—	—	—	—	—	—

Balance at June 30, 2018	49,581,642	496	218,712	(3,600)	848,814	(1,646,791)	(25,578)	(826,660)	2,571	(824,089)
Net (loss) income	—	—	—	—	—	(29,497)	—	(29,497)	208	(29,289)
Other comprehensive loss, net of taxes	—	—	—	—	(2)	(59)	(611)	(671)	(1,170)	(1,841)
Stock-based compensation	—	—	—	—	1,260	—	—	1,260	—	1,260
Exercise of stock options	8,600	—	—	—	143	—	—	143	—	143

Balance at September 29, 2018	49,590,302	$496	218,712	$(3,600)	$850,215	$(1,676,347)	$(26,189)	$(855,425)	$1,609	$(853,816)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

DJO GLOBAL, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended
	September 29, 2018	September 30, 2017
Cash flows from operating activities:
Net loss	$(59,908)	$(96,401)
Net income from discontinued operations	(486)	(228)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	34,942	32,288
Amortization of intangible assets	44,445	50,713
Amortization of debt issuance costs and non-cash interest expense	6,608	6,153
Stock-based compensation expense	2,155	1,329
Loss on disposal of assets, net	641	1,001
Deferred income tax (benefit) expense	(3,225)	2,865
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	16,123	7,472
Inventories	(15,885)	(7,959)
Prepaid expenses and other assets	(5,646)	(562)
Accrued interest	29,596	24,998
Accounts payable and other current liabilities	1,826	40,080

Net cash provided by continuing operating activities	51,186	61,749

Net cash provided by discontinued operations	486	228

Net cash provided by operating activities	51,672	61,977
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(9,392)	—
Purchases of property and equipment	(40,758)	(33,597)

Net cash used in investing activities	(50,150)	(33,597)
Cash flows from financing activities:
Proceeds from revolver borrowings	88,500	65,275
Proceeds from capital lease	15,000	—
Repayments of debt obligations	(107,136)	(87,290)
Repurchase of common stock	—	(3,600)
Issuance of shares	—	443
Dividends paid to minority interests	(1,169)	(1,102)

Net cash used in financing activities	(4,805)	(26,274)
Effect of exchange rate changes on cash and cash equivalents	(1,083)	1,700

Net (decrease) increase in cash and cash equivalents	(4,366)	3,806
Cash and cash equivalents at the beginning of the period	31,985	35,212

Cash and cash equivalents at the end of the period	$27,619	$39,018

Non-cash investing activities:
Purchases of surgical instruments included in accounts payable	$6,193	$4,731
Stock issued as part of acquisition consideration	$698	$—

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

DJO GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization and Business

We are a global developer, manufacturer and distributor of high-quality medical devices with a broad range of products used for rehabilitation, pain management and physical therapy. Our products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. Our product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. Our surgical implant business offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder.

DJO Global, Inc. (DJO) is the parent company to DJO Finance LLC (DJOFL), a wholly owned indirect subsidiary. Substantially all business activities of DJO are conducted by DJOFL and its wholly owned subsidiaries. Except as otherwise indicated, references to “us,” “we,” “DJOFL,” “our,” or “the Company,” refers to DJO and its consolidated subsidiaries.

Segment Reporting

We market and distribute our products through four operating segments: Bracing and Vascular; Recovery Sciences; Surgical Implant; and International. Our Bracing and Vascular, Recovery Sciences, and Surgical Implant segments generate their revenues within the United States. Our Bracing and Vascular segment offers rigid knee braces, orthopedic soft goods, cold therapy products, vascular systems, compression therapy products and therapeutic footwear for the diabetes care market. Our Recovery Sciences segment offers clinical electrotherapy, iontophoresis, home traction products, bone growth stimulation products and clinical physical therapy equipment. Our Surgical Implant segment offers a comprehensive suite of reconstructive joint products for the knee, hip, shoulder and elbow. Our International segment offers all of our products to customers outside the United States. See Note 16 for additional information about our reportable segments.

During the fourth quarter of 2015, we ceased manufacturing, selling and distributing products of our Empi business and the related insurance billing operations domestically. The Empi business primarily manufactured and sold home electrotherapy devices, such as TENS devices for pain relief, other electrotherapy and orthopedic products and related supplies. Empi was facing a challenging regulatory and compliance environment, decreasing reimbursement rates and remained below the level needed to reach adequate profitability within an economically justified period of time. Empi was part of our Recovery Sciences operating segment. For financial statement purposes, the results of the Empi business are reported within discontinued operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used in accounting for, among other things, contractual allowances, rebates, product returns, warranty obligations, allowances for doubtful accounts, valuation of inventories, self-insurance reserves, income taxes, loss contingencies, fair values of derivative instruments, fair values of long-lived assets and any related impairments, capitalization of costs associated with internally developed software and stock-based compensation. Actual results could differ from those estimates.

Basis of Presentation

We consolidate the results of operations of our 50% owned subsidiary, Medireha GmbH (Medireha), and reflect the 50% share of results not owned by us as non-controlling interests in our Unaudited Condensed Consolidated Statements of Operations. We maintain control of Medireha through certain rights that enable us to prohibit certain business activities that are not consistent with our plans for the business and provide us with exclusive distribution rights for products manufactured by Medireha.

Interim Reporting

The accompanying Unaudited Condensed Consolidated Financial Statements include our accounts and all voting interest entities where we exercise a controlling financial interest through the ownership of a direct or indirect majority voting interest. All significant intercompany accounts and transactions have been eliminated in consolidation. Our Unaudited Condensed Consolidated Financial Statements have been prepared in accordance with GAAP for interim financial information. Accordingly, these financial statements do not include all of the information required by GAAP for complete annual financial statements. In the opinion of management, these financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

We operate on a manufacturing calendar. Each quarter consists of thirteen weeks, two four weeks and one five week period. Our first quarters may have more or fewer shipping days from year to year based on the days of week holidays fall. The first nine months of 2018 had the same number of shipping days as the first nine months of 2017.

Recent Accounting Pronouncements

Adoption of New Accounting Standards

On January 1, 2018, we adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) and related clarifying standards (“ASC 606”) on revenue recognition using the modified retrospective method for all contracts in place at January 1, 2018. This new accounting standard outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers. This standard supersedes existing revenue recognition requirements. The core principle of the revenue recognition standard is to require an entity to recognize as revenue the amount that reflects the consideration to which it expects to be entitled in exchange for goods or services as it transfers control to its customers.

The majority of our contracts are generally short term in nature. Revenue is recognized at the point of time when we transfer control of the good or service to the customer or patient. Under ASC 606, estimated uncollectible amounts due from self-pay patients, as well as co-pays, co-insurance and deductibles owed to us by patients with insurance are generally considered implicit price concessions and are now presented as a reduction of net revenue. Under prior guidance, these amounts were recognized as bad debt expense and were included in other operating costs. When estimating the variable consideration, we use historical collection experience to estimate amounts not expected to be collected. Conversely, subsequent changes in collectability due to a change in financial condition (i.e. bankruptcy) continues to be recognized as bad debt expense.

The adoption of this standard did not have a material impact on our results of operations as the timing of revenue recognition under the new standard is not materially different from our previous revenue recognition policy. Based on our analysis of open contracts as of January 1, 2018, there was no cumulative effect adjustment.

On January 1, 2018, we adopted ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10 which affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. This guidance retains the current accounting for classifying and measuring investments in debt securities and loans but requires equity investments to be measured at fair value with subsequent changes recognized in net income, except for those accounted for under the equity method or requiring consolidation. The guidance also changes the accounting for investments without a readily determinable fair value and that do not qualify for the practical expedient permitted by the guidance to estimate fair value. A policy election can be made for these investments whereby estimated fair value may be measured at cost and adjusted in subsequent periods for any impairment or changes in observable prices of identical or similar investments. Adoption of this new guidance did not have a material impact on our Condensed Consolidated Financial Statements.

On January 1, 2018, we adopted ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments) which affects the classification of certain cash receipts and cash payments. Adoption of this new guidance did not have a material impact on our Condensed Consolidated Financial Statements.

On January 1, 2018, we adopted ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, which requires the recognition of the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. It was applied on a modified retrospective basis through a cumulative-effect adjustment directly to accumulated deficit as of the beginning of the period of adoption. As a result of adoption, there was no material impact to our Condensed Consolidated Financial Statements.

On January 1, 2018, we adopted ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. As a result of adoption, there was no material impact on our Condensed Consolidated Financial Statements and we will apply the guidance to any future acquisitions should they occur.

On January 1, 2018, we adopted ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, which amends the scope of modification accounting for share-based payment arrangements and provides guidance on the types of changes to the terms or conditions of the share-based payment awards to which an entity would be required to apply modification accounting under Accounting Standards Codification (“ASC”) 718. The amendments in ASU 2017-09 should be applied prospectively to an award modified on or after the adoption date. As a result of adoption, there was no material impact on our condensed consolidated financial statements and we will apply the guidance to any future changes to the terms or conditions of stock-based payment awards should they occur.

On January 1, 2018, we adopted ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. The objective of this new guidance is to improve the financial reporting of hedging relationships by, among other things, eliminating the requirement to separately measure and record hedge ineffectiveness. The adoption did not have a material impact on our Condensed Consolidated Financial Statements or disclosures.

On April 1, 2018, we adopted ASU No. 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118, to add various SEC paragraphs pursuant to the issuance of SEC Staff Accounting Bulletin No. 118 (“SAB 118”), to ASC 740 Income Taxes. SAB 118 was issued by the SEC in December 2018 to provide immediate guidance for accounting implications of U.S. tax reform under the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), which became effective for the us on January 1, 2018. We have evaluated the potential impacts of SAB 118 and has applied this guidance to its consolidated financial statements and related disclosures beginning in the second quarter of its fiscal year 2018. For additional information on SAB 118 and the impacts of the Tax Act on our Condensed Consolidated Financial Statements and related disclosures, see Part I – Item 1, “Notes to Condensed Consolidated Financial Statements” Note 11– Income Taxes, included in this report.

New Accounting Standards Issued, Not Yet Adopted

In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-15, Intangible—Goodwill and Other- Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The update makes a number of changes meant to help companies evaluate the accounting for fees paid by a customer in a cloud computing arrangement (hosting arrangement), by providing guidance in determining when the arrangement includes a software license. This guidance will be effective for us beginning after December 15, 2019. Entities can choose to adopt the new guidance prospectively or retrospectively. We are currently in the process of evaluating the effects of this pronouncement on our Condensed Consolidated Financial Statements, including potential early adoption.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement - Disclosure Framework (Topic 820). The updated guidance improves the disclosure requirements on fair value measurements. The updated guidance if effective for us beginning after December 15, 2019. Early adoption is permitted for any removed or modified disclosures. We are currently assessing the timing and impact of adopting the updated provisions.

In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting, an update that expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The guidance will be effective for us beginning January 1, 2020 with early adoption permitted. We are currently evaluating the impact that adopting this guidance will have on our Condensed Consolidated Financial Statements.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (ASU 2018-02), which allows companies to reclassify stranded tax effects resulting from the Tax Act which was signed into law on December 22, 2017, from accumulated other comprehensive income to retained earnings. This new standard is effective for us beginning January 1, 2019, with early adoption permitted. We are currently evaluating the effects that the adoption of this guidance will have on our Condensed Consolidated Financial Statements and the related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The amendments in this ASU, and related clarifying standards, revise the accounting for leases. Under the new guidance, lessees will be required to recognize a lease liability and a right-of-use asset for all leases that extend beyond 12 months. The asset and liability will initially be measured at the present value of the lease payments. The new lease guidance also simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. The amendments in this ASU are effective for fiscal year 2019 and will be applied through a modified retrospective transition approach which includes a number of practical expedients for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the Condensed Consolidated Financial Statements. Early adoption is permitted. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases, which clarifies certain aspects of the new lease standard. The amendments in this ASU address the rate implicit in the lease, impairment of the net investment in the lease, lessee reassessment of lease classification, lessor reassessment of lease term and purchase options, variable payments that depend on an index or rate and certain transition adjustments, among other things. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842) Targeted Improvements, which provides an additional (and optional) transition method whereby the new lease standard is applied at the adoption date and recognized as an adjustment to retained earnings. The amendments have the same effective date and transition requirements as the new lease standard. We have a consulting team in place to analyze the implementation of this accounting standard, however we have not yet concluded how the new standard will impact our Condensed Consolidated Financial Statements. Nonetheless, we anticipate that there will be a material increase to assets and lease liabilities for existing property and other leasing arrangements that are not already included on our Condensed Consolidated Balance Sheets.

2. DIVESTITURES

Discontinued Operations

For disposal transactions that occur on or after January 1, 2015, a component of an entity is reported in discontinued operations after meeting the criteria for held-for-sale classification, is disposed of by sale or is disposed of other than by sale (e.g. abandonment) if the disposition represents a strategic shift that has (or will have) a major effect on the entity’s operations and financial results. We have evaluated the quantitative and qualitative factors related to the disposal of the Empi business and concluded that those conditions for discontinued operations presentation have been met. For financial statement purposes, the Empi business financial results are reported within discontinued operations in our Unaudited Condensed Consolidated Financial Statements. The impact of these results is immaterial to the periods presented.

3. ACCOUNTS RECEIVABLE RESERVES

A summary of activity in our accounts receivable reserves for doubtful accounts is presented below (in thousands):

	Nine Months Ended
	September 29,	September 30,
	2018	2017
Balance, beginning of period	$29,238	$36,070
Provision for doubtful accounts	1,438	17,745
Write-offs, net of recoveries	(8,224)	(23,985)

Balance, end of period	$22,452	$29,830

From time to time, in connection with factoring agreements, we sell trade accounts receivable without recourse to third party purchasers in exchange for cash. During the nine months ended September 29, 2018, we sold trade accounts receivable and received cash proceeds of approximately $8.6 million. The discounts on the trade accounts receivable sold during the three and nine months ended September 29, 2018 were not material and were recorded within Other (expense) income, net in the Condensed Consolidated Statements of Operations. During 2017, we did not sell any trade accounts receivable.

4. INVENTORIES

Inventories consist of the following (in thousands):

	September 29,	December 31,
	2018	2017
Components and raw materials	$65,691	$67,220
Work in process	6,574	5,652
Finished goods	109,776	89,468
Inventory held on consignment	32,320	38,219

Total inventories, gross	214,361	200,559
Inventory reserves	(30,524)	(31,422)

Total inventories, net	$183,837	$169,137

A summary of the activity in our reserves for estimated slow moving, excess, obsolete and otherwise impaired inventory is presented below (in thousands):

	Nine Months Ended
	September 29,	September 30,
	2018	2017
Balance, beginning of period	$31,422	$38,312
Provision charged to costs of sales	2,188	2,088
Write-offs, net of recoveries	(3,086)	(8,686)

Balance, end of period	$30,524	$31,714

The write-offs to the reserve were principally related to the disposition of fully reserved inventory.

5. ACQUISITIONS

The assets we acquired and liabilities we assumed at the date of acquisition are recorded in the Unaudited Condensed Consolidated Financial Statements at their estimated respective fair values as of the acquisition date. The excess of the purchase price over the fair value of the acquired net assets is recorded as goodwill.

The determination of estimated fair value of acquired assets and liabilities requires management to make significant estimates and assumptions. We determine the fair value by applying established valuation techniques, based on information that management believes to be relevant to this determination. Management worked with an independent valuation firm to assist in the valuation of goodwill and intangible assets. We used a combination of income approaches including relief from royalty and multi-period excess earnings methods. The valuation models were based on estimates of future operating projections of the acquired business and rights to sell products as well as judgments on the discount rates used and other variables. We determined the forecasts based on a number of factors, included their best estimate of near-term net sales expectations and long-term projections, which included review of internal and independent market analyses.

The results of operations from acquisitions are included in the Unaudited Condensed Consolidated Financial Statements from the date of the acquisition.

Acquisition of Contract Rights and Medical Billing Operations

On April 30, 2018, we completed the acquisition of 100% of the capital stock of a legal entity containing the regional payor and other customer contracts and rights related to the sale of surgical, sports medicine and rehabilitative orthopedic products and the related medical billing operations of one of our distributor partners, for total consideration of $23.8 million, consisting of $3.9 million of debt re-paid at closing, $5.2 million cash consideration paid at closing and $14.0 million cash consideration to be paid in installments up to the third anniversary of the transaction. We also issued 42,528 shares of common stock of DJO priced at approximately $700,000 to the holders of a warrant in the acquired entity.

Acquisition-related expenses which are included in “Selling, general and administrative expenses” in our Unaudited Condensed Consolidated Statements of Operations were not significant.

The value of goodwill from the acquisition can be attributed to a number of business factors including the acquisition of these contract and related rights and the related billing system, in addition to synergies associated with combining the acquired business with our existing business.

The determination of estimated fair value requires management to make significant estimates and assumptions. We determined the fair value by applying established valuation techniques, based on information that management believed to be relevant to this determination. The following table summarizes our finalization of purchase accounting resulting in the purchase price allocation of the fair value of the assets acquired and liabilities assumed as of the date of acquisition (in thousands):

Accounts receivable, net	$3,841
Inventories, net	1,132
Prepaid expenses and other current assets	119
Property and equipment, net	192
Intangible assets, net	8,450
Goodwill	17,551
Current portion of debt obligations	(1,143)
Accounts payable	(1,853)
Accrued expenses	(612)
Long-term debt obligations	(3,853)
Other current liabilities	(20)

Total purchase price	$23,804

6. LONG-LIVED ASSETS

Goodwill

Changes in the carrying amount of goodwill for the nine months ended September 29, 2018 are presented in the table below (in thousands):

	Bracing & Vascular	Recovery Sciences	Surgical Implant	International	Total
Balance, beginning of period
Goodwill	$483,258	$249,601	$49,229	$339,030	$1,121,118
Accumulated impairment losses	(61,000)	(148,600)	(47,406)	—	(257,006)

Goodwill, net of accumulated impairment losses at December 31, 2017	422,258	101,001	1,823	339,030	864,112
Current Year Activity:
Foreign currency translation	—	—	—	(2,974)	(2,974)
Balance, end of period
Acquisitions (Note 5)	17,551	—	—	—	17,551
Goodwill	483,258	249,601	49,229	336,056	1,118,144
Accumulated impairment losses	(61,000)	(148,600)	(47,406)	—	(257,006)

Goodwill, net of accumulated impairment losses at September 29, 2018	$439,809	$101,001	$1,823	$336,056	$878,689

Intangible Assets

Identifiable intangible assets consisted of the following (in thousands):

September 29, 2018	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Definite-lived intangible assets:
Customer relationships	$478,602	$(422,618)	$55,984
Patents and Technology	446,774	(322,614)	124,160
Trademarks and trade names	29,811	(20,696)	9,115
Distributor contracts and relationships	11,552	(5,284)	6,268
Non-compete agreements	6,659	(6,659)	—

Definite-lived intangible assets:	$973,398	$(777,871)	$195,527

Indefinite-lived intangible assets:
Trademarks and trade names			375,198

Net identifiable intangible assets			$570,725

December 31, 2017	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Definite-lived intangible assets:
Customer relationships	$478,114	$(402,005)	$76,109
Patents and technology	446,894	(302,805)	144,089
Trademarks and trade names	29,851	(18,576)	11,275
Distributor contracts and relationships	4,805	(4,725)	80
Non-compete agreements	6,750	(6,750)	—

	$966,414	$(734,861)	$231,553

Indefinite-lived intangible assets:
Trademarks and trade names			375,535

Net identifiable intangible assets			$607,088

Our definite lived intangible assets are being amortized using the straight line method over their remaining weighted average useful lives of 2.0 years for customer relationships, 4.6 years for patents and technology and 3.1 years for trademarks and trade names. Based on our amortizable intangible asset balance as of September 29, 2018, we estimate that amortization expense will be as follows for the next five years and thereafter (in thousands):

Remaining 2018	$16,717
2019	57,278
2020	38,138
2021	32,481
2022	28,680
Thereafter	22,233

$195,527

7. OTHER CURRENT LIABILITIES

Other current liabilities consist of the following (in thousands):

	September 29, 2018	December 31, 2017
Accrued wages and related expenses	$37,926	$41,482
Accrued commissions	16,458	16,994
Accrued rebates	9,110	12,896
Accrued other taxes	5,845	5,743
Accrued professional expenses	7,256	3,879
Income taxes payable	2,945	1,937
Derivative liability	—	268
Other accrued liabilities	49,449	43,161

	$128,989	$126,360

8. DERIVATIVE INSTRUMENTS

From time to time, we use derivative financial instruments to manage interest rate risk related to our variable rate credit facilities and risk related to foreign currency exchange rates. Our objective is to reduce the risk to earnings and cash flows associated with changes in interest rates and changes in foreign currency exchange rates. Before acquiring a derivative instrument to hedge a specific risk, we evaluate potential natural hedges. Factors considered in the decision to hedge an underlying market exposure include the materiality of the risk, the volatility of the market, the duration of the hedge, and the availability, effectiveness and cost of derivative instruments. We do not use derivative instruments for speculative or trading purposes.

All derivatives, whether designated as hedging relationships or not, are recorded on the balance sheet at fair value. The fair value of our derivatives is determined through the use of models that consider various assumptions, including time value, yield curves and other relevant economic measures which are inputs that are classified as Level 2 in the fair value hierarchy. The classification of gains and losses resulting from changes in the fair values of derivatives is dependent on the intended use of the derivative and its resulting designation. Our interest rate cap agreements were designated as cash flow hedges, and accordingly, effective portions of changes in the fair value of the derivatives were recorded in accumulated other comprehensive loss and subsequently reclassified into our Unaudited Condensed Consolidated Statement of Operations when the hedged forecasted transaction affects income (loss). Ineffective portions of changes in the fair value of cash flow hedges are recognized in income (loss).

Interest Rate Cap Agreements. We utilize interest rate caps to manage the risk of unfavorable movements in interest rates on a portion of our outstanding floating rate loan balances. Our interest rate cap agreements were designated as cash flow hedges for accounting purposes, and the hedges were considered effective. As such, the effective portion of the gain or loss on the derivative instrument was reported as a component of accumulated other comprehensive loss and reclassified into interest expense in our Unaudited Condensed Consolidated Statements of Operations in the period in which it affected income (loss).

The following table summarizes the fair value of derivative instruments in our Unaudited Condensed Consolidated Balance Sheets (in thousands):

	Balance Sheet Location	September 29, 2018	December 31, 2017
Derivative Assets:
Interest rate cap agreements designated as cash flow hedges	Other current assets	$2,182	$—
Interest rate cap agreements designated as cash flow hedges	Other long-term assets	343	84

		$2,525	$84

Derivative Liabilities:
Interest rate cap agreements designated as cash flow hedges	Other current liabilities	$—	$268

		$—	$268

The following table summarizes the effect our derivative instruments have on our Unaudited Condensed Consolidated Statements of Operations (in thousands):

		Three Months Ended		Nine Months Ended
	Location of gain (loss)	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Interest rate cap agreements designated as cash flow hedges	Interest (income) expense, net	$(281)	$277	$(571)	$982

The pre-tax loss on derivative instruments designated as cash flow hedges recognized in other comprehensive income (loss) is presented below (in thousands):

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Interest rate cap agreements designated as cash flow hedges	$(48)	$319	$2,497	$379

9. FAIR VALUE MEASUREMENTS

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. Our assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

The following table presents the balances of financial assets and liabilities measured at fair value on a recurring basis (in thousands):

As of September 29, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Recorded Balance
Assets:
Interest rate cap agreements designated as cash flow hedges	$—	$2,525	$—	$2,525

As of December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Recorded Balance
Assets:
Interest rate cap agreements designated as cash flow hedges	$—	$84	$—	$84

Liabilities:
Interest rate cap agreements designated as cash flow hedges	$—	$268	$—	$268

10. DEBT

Debt obligations consist of the following (in thousands):

	September 29, 2018	December 31, 2017
Credit facilities:
Revolving credit facility, net of unamortized debt issuance costs of $0.8 million and $1.2 million as of September 29, 2018 and December 31, 2017, respectively	$74,202	$73,843
Term loan:
$1,023.3 million Term Loan, net of unamortized debt issuance costs and original issuance discount of $6.0 million and $8.6 million as of September 29, 2018 and December 31, 2017, respectively	1,017,333	1,022,630
Notes:
$1,015.0 million 8.125% Second Lien Notes, net of unamortized debt issuance costs and original issuance discount of $9.6 million and $11.6 million as of September 29, 2018 and December 31, 2017, respectively	1,005,375	1,003,382
$298.5 million 10.75% Third Lien Notes, net of unamortized debt issuance costs and original issuance discount of $3.4 million and $4.8 million as of September 29, 2018 and December 31, 2017, respectively	295,068	293,657
Capital lease obligations and other	29,485	20,608

Total debt	2,421,463	2,414,120
Current maturities	(23,488)	(15,936)

Long-term debt	$2,397,975	$2,398,184

Credit Facilities

On May 7, 2015, we entered into (i) a $1,055.0 million new term loan facility (the “Term Loan”) and (ii) a $150.0 million new asset-based revolving credit facility (the “ABL Facility” and together with the Term Loan, the “Credit Facilities”). The Term Loan provides for a $150.0 million incremental facility, subject to customary borrowing conditions and the ABL Facility provides for a $50.0 million facility increase, subject to customary borrowing conditions. A portion of the proceeds from the Credit Facilities was used to repay in full all amounts due and owing under the revolving credit facility and Tranche B term loans, originally entered into on November 20, 2007.

As of September 29, 2018, the market values of our Term Loan and drawings under the ABL Facility were $1,023.4 million and $74.6 million, respectively. We determine market value using trading prices for the senior secured credit facilities on or near that date. This fair value measurement is categorized within Level 2 of the fair value hierarchy.

Our revolving loan balance under our ABL Facility was $75.0 million as of September 29, 2018, in addition to a $5.7 million outstanding letter of credit related to our travel and entertainment corporate card program and a $0.5 million outstanding letter of credit related to collateral requirements under our product liability insurance policy.

Term Loan

Interest Rates. Borrowings under the Term Loan bear interest at a rate equal to, at our option, either (a) 2.25% plus a base rate equal to the highest of (1) the prime rate as reported by the Wall Street Journal, (2) the federal funds effective rate plus 0.50% and (3) the Eurodollar rate for a one-month interest period plus 1.00% or (b) 3.25% plus the Eurodollar rate determined by reference to the ICE Benchmark Administration London Interbank Offered Rate for U.S. dollar deposits, subject to a minimum Eurodollar rate of 1.00%. As of September 29, 2018, our weighted average interest rate for all borrowings under the Credit Facilities was 5.3%.

Principal Payments. We are required to make principal repayments under the Term Loan in quarterly installments equal to 0.25% of the original principal amount, with the remaining amount payable at maturity in June 2020.

Prepayments. The Term Loan requires us to prepay principal amounts outstanding, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and 0% upon attaining certain total net leverage ratios) of annual excess cash flow, as defined in the Term Loan agreement;

•

100% of the net cash proceeds above (i) $30.0 million in any single transaction or series of related transactions or (ii) an annual amount of $100.0 million of all non-ordinary course asset sales or other dispositions, if we do not reinvest the net cash proceeds in assets to be used in our business, generally within 12 months of the receipt of such net cash proceeds; and

•	100% of the net cash proceeds from issuances of debt by us and our restricted subsidiaries, other than proceeds from debt permitted to be incurred under the Credit Facilities.

We may voluntarily repay outstanding loans under the Credit Facilities at any time without premium or penalty, subject to payment of (i) customary breakage costs applicable to prepayments of Eurodollar loans made on a date other than the last day of an interest period applicable thereto and (ii) a prepayment premium of 1% applicable to prepayments made within 6 months from the date of the closing of the Term Loan.

Guarantee and Security. All obligations under the Credit Facilities are unconditionally guaranteed by DJO Holdings LLC and each of our existing and future direct and indirect wholly-owned domestic subsidiaries, subject to certain exceptions (collectively, the “Credit Facility Guarantors”). In addition, the Term Loan is secured by (i) a first priority security interest in certain of our tangible and intangible assets and those of each of the Credit Facility Guarantors and all the capital stock of, or other equity interests in, DJO Holdings and each of our material direct or indirect wholly-owned domestic subsidiaries and direct wholly-owned first-tier foreign subsidiaries (subject to certain exceptions and qualifications) (collectively, “Term Loan Collateral”), and (ii) a second priority security interest in the ABL Collateral (as defined below).

Certain Covenants and Events of Default. The Term Loan contains a number of covenants that restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness and make guarantees;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and other restricted payments;

•	make investments, loans or advances, including acquisitions;

•	repay subordinated indebtedness or amend material agreements governing our subordinated indebtedness;

•	engage in certain transactions with affiliates; and

•	change our lines of business.

In addition, the Term Loan requires us to maintain a maximum first lien net leverage ratio, as defined, of Credit Facilities debt, net of cash, to Adjusted EBITDA of no greater than 5.35:1 for a trailing twelve months period commencing with the period ending September 30, 2015. As of September 29, 2018, our actual first lien net leverage ratio was 3.45:1, and we were in compliance with all other applicable covenants.

Asset-Based Revolving Credit Facility

Interest Rate. Borrowings under our ABL Facility bear interest at a rate equal to, at our option, a margin over, either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.50% and (3) the Eurodollar rate for a one-month interest period plus 1.00% or (b) a Eurodollar rate determined by reference to the Reuters LIBOR rate for the interest period relevant to such borrowing. The margin for the ABL Facility is 1.25% with respect to base rate borrowings and 2.25% with respect to Eurodollar borrowings, each subject to step-downs based upon the amount of the available, unused facility.

Fees. In addition to paying interest on outstanding principal, we are required to pay a commitment fee to the lenders based on the daily amount of the ABL Facility that is unutilized. The commitment fee is an annual rate of 0.25% if the average facility utilization in the previous fiscal quarter is equal to or greater than 50%, and 0.375% if the average facility utilization in the previous fiscal quarter was less than 50%.

Guarantee and Security. The ABL Facility is secured by a first priority security interest in personal property of DJOFL and each of the Credit Facility Guarantors consisting generally of accounts receivable, cash, deposit accounts and securities accounts, inventory, intercompany notes and intangible assets (other than intellectual property and investment property), subject to certain exceptions and qualifications (collectively, the “ABL Collateral”, and together with the Term Loan Collateral, the “Collateral”) and a fourth priority security interest in the Term Loan Collateral.

Certain Covenants and Events of Default. The ABL Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our and our subsidiaries’ ability to undertake certain transactions or otherwise make changes to our assets and business. These are substantially similar to the Term Loan covenants described above.

In addition, we are required to maintain a minimum fixed charge coverage ratio, as defined in the agreement, of 1.0 to 1.0 if the unutilized facility is less than the greater of $9.0 million or 10% of the lesser of (1) $150.0 million and (2) the aggregate borrowing base. This coverage ratio requirement remains in place until the 30th consecutive day the unutilized facility exceeds such threshold. The ABL Facility also contains certain customary affirmative covenants and events of default. As of September 29, 2018, we were in compliance with all applicable covenants.

Notes:

8.125% Second Lien Notes

On May 7, 2015 we issued $1,015.0 million aggregate principal amount of 8.125% Second Lien Notes (8.125% Notes), which mature on June 15, 2021. The 8.125% Notes are fully and unconditionally guaranteed on a senior secured basis by each of DJOFL’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantees any of DJOFL’s indebtedness or any indebtedness of DJOFL’s domestic subsidiaries.

The net proceeds from the issuance of the 8.125% Notes were used, together with borrowings under the Credit Facilities and cash on hand, to repay our prior notes (see below), repay prior credit facilities and pay all related fees and expenses.

The 8.125% Notes and related guarantees are secured by second-priority liens on the Term Loan Collateral and third-priority liens on the ABL Collateral, in each case subject to permitted liens.

As of September 29, 2018, the market value of the 8.125% Notes was $1,037.8 million. We determined market value using trading prices for the 8.125% Notes on or near that date. This fair value measurement is categorized within Level 2 of the fair value hierarchy.

Optional Redemption. Prior to June 15, 2018, we have the option to redeem some or all of the 8.125% Notes at a redemption price equal to 100% of the principal amount of the 8.125% Notes redeemed, plus accrued and unpaid interest plus the “make-whole” premium set forth in the indenture governing the 8.125% Notes. Subsequent to June 15, 2018, we have the option to redeem some or all of the 8.125% Notes at the redemption prices set forth in the indenture, plus accrued and unpaid interest. In addition, we may redeem, using net proceeds from certain equity offerings, (i) up to 15% of the principal amount prior to June 15, 2019 at a price equal to 103% of the principal amount being redeemed, and/or (ii) up to 35% of the principal amount prior to June 15, 2018, at a price equal to 108.125% of the principal amount being redeemed, plus accrued and unpaid interest, in each case using an amount not to exceed the net proceeds from certain equity offerings.

10.75% Third Lien Notes

On May 7, 2015, we issued $289.7 million aggregate principal amount of 10.75% Third Lien Notes (10.75% Notes) which mature on April 15, 2020. The 10.75% Notes are fully and unconditionally guaranteed on a secured basis by each of DJOFL’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantees any of DJO’s indebtedness or any indebtedness of DJO’s domestic subsidiaries.

The 10.75% Notes were issued in connection with our (i) offer (Exchange Offer) to exchange our 9.75% Senior Subordinated Notes due 2017 (9.75% Notes) for the 10.75% Notes and cash and (ii) solicitation of consents from registered holders of the 9.75% Notes to certain proposed amendments to the indenture for the 9.75% Notes. The 10.75% Notes and related guarantees are secured by third-priority liens on the Term Loan Collateral and fourth-priority liens on the ABL Collateral, in each case subject to permitted liens.

As of September 29, 2018, the market value of the 10.75% Notes was $296.3 million. We determined market value using trading prices for the 10.75% Notes on or near that date. This fair value measurement is categorized within Level 2 of the fair value hierarchy.

Optional Redemption. We have the option to redeem the 10.75% Notes, in whole or in part, after May 7, 2015, at the redemption prices set forth in the indenture governing the 10.75% Notes, plus accrued and unpaid interest.

Change of Control

Upon the occurrence of a change of control, DJOFL must give holders of the Notes an opportunity to sell to DJOFL some or all of their 8.125% Notes and 10.75% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Covenants

The indentures for the 8.125% Notes and the 10.75% Notes each contain covenants limiting, among other things, our ability to (i) incur additional indebtedness or issue certain preferred and convertible shares, pay dividends on, redeem, repurchase or make distributions in respect of the capital stock of DJO or make other restricted payments, (ii) make certain investments, (iii) sell certain assets, (iv) create liens on certain assets to secure debt, (v) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets, (vi) enter into certain transactions with affiliates, and (vii) designate our subsidiaries as unrestricted subsidiaries. As of September 29, 2018, we were in compliance with all applicable covenants.

Our ability to continue to meet the covenants related to our indebtedness specified above in future periods will depend, in part, on events beyond our control, and we may not continue to meet those covenants. A breach of any of these covenants in the future could result in a default under the credit facilities or the Notes, at which time the lenders could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable. Any such acceleration would also result in a default under the Indentures.

Other Debt

On June 20, 2018, we entered into a capital lease which provided us with $15.0 million of cash. The transaction is collaterized by equipment and other assets of the DJO surgical segment. The capital lease is payable in twenty-one installments through February 1, 2020. The balance of the capital lease liability outstanding as of September 29, 2018 was $12.6 million.

On June 6, 2017, we entered into two new term loans at our French subsidiary, the first of which provides for borrowings of €6.0 million ($7.0 million based on the September 29, 2018 currency conversion rate). The second term loan provides for borrowings of €12.0 million ($13.9 million based on the September 29, 2018 currency conversion rate) with both being subject to customary borrowing conditions. We are required to make principal repayments under the loan in monthly installments through the maturity date of May 2020. The interest rate on this loan is the Euribor for a one-month interest period plus 0.4%.

Debt Issuance Costs

As of September 29, 2018 and December 31, 2017, we had $6.2 million and $8.6 million, respectively, of unamortized debt issuance costs, which are reflected as a direct deduction from the debt liability included in Long-term debt obligations in our Unaudited Condensed Consolidated Balance Sheets.

For the three and nine months ended September 29, 2018 and September 30, 2017, amortization of debt issuance costs was $0.8 million and $2.4 million and $0.8 million and $2.2 million, respectively. Amortization of debt issuance costs was included in Interest expense in our Unaudited Consolidated Statements of Operations for each of the periods presented.

11. INCOME TAXES

Income taxes for the interim periods presented have been included in our Unaudited Condensed Consolidated Financial Statements on the basis of an estimated annual effective tax rate, adjusted for discrete items. The income tax expense for these periods differed from the amounts which would have been recorded using the U.S. statutory rate due primarily to certain valuation allowances provided against deferred tax assets, the impact of nondeductible expenses, foreign taxes, deferred taxes on the assumed repatriation of foreign earnings and tax amortization of goodwill and indefinite-lived intangibles.

For the three months ended September 29, 2018, we recorded an income tax provision of $2.2 million on pre-tax losses of $27.3 million, resulting in a negative effective tax rate of 8.0%. For the three months ended September 30, 2017 we recorded an income tax provision of approximately $1.5 million on pre-tax losses of $21.1 million, resulting in a negative effective tax rate of 7.1%.

For the nine months ended September 29, 2018, we recorded an income tax provision of $12.2 million on pre-tax losses of $48.2 million, resulting in a negative effective tax rate of 25.3%. For the nine months ended September 30, 2017, we recorded an income tax provision of approximately $6.7 million on pre-tax losses of $90.0 million, resulting in a negative effective tax rate of 7.4%.

Our tax rates are at times negative because our U.S. federal tax losses, and certain state tax losses, are unavailable to offset income taxes arising in other states and in the foreign jurisdictions where we are subject to tax.

We record net deferred tax assets to the extent we conclude that it is more likely than not that the related deferred tax assets will be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. At this time, we cannot conclude that it is more likely than not that the benefit from certain U.S. federal and state net operating loss carryforwards will be available to offset future taxable income. Accordingly, we have provided a valuation allowance on the deferred tax assets generated in the three and nine months ended September 29, 2018. If our assumptions change and we determine that it is more likely than not that we will be able to realize the deferred tax assets related to net operating losses and indefinite lived deferred tax assets, than the reversal of the valuation allowances we have recorded against those deferred tax assets will be recognized as a reduction of income tax expense. The establishment of valuation allowances does not preclude us from utilizing our loss carryforwards or other deferred tax assets in the future and does not impact our cash resources.

We and our subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local, or foreign income tax examinations by tax authorities for years before 2013. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward and make adjustments up to the amount of the net operating loss or credit carryforward amount.

At September 29, 2018, our gross unrecognized tax benefits were $18.3 million reflecting an increase of $1.5 million from the unrecognized amount of $16.8 million at December 31, 2017. As of September 29, 2018, we have $3.4 million accrued for interest and penalties related to these unrecognized tax benefits. To the extent all or a portion of our gross unrecognized tax benefits are recognized in the future, no U.S. federal tax benefit for related state income tax deductions would result due to the existence of the U.S. federal valuation allowance. We anticipate that approximately $0.4 million aggregate of unrecognized tax benefits, each of which are individually immaterial, will decrease in the next twelve months due to the expiration of statutes of limitation. As of September 29, 2018, we have unrecognized various foreign and U.S. state tax benefits of approximately $6.9 million, which, if recognized, would impact our effective tax rate in future periods.

In December 2017, the Tax Cuts and Jobs Act (the “2017 Act”) was enacted. The 2017 Act includes a number of changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. corporate income tax rate from 35 percent to 21 percent for tax years beginning after December 31, 2017. The 2017 Act also provides for a one-time transition tax on certain foreign earnings and the acceleration of depreciation for certain assets placed in service after September 27, 2017. The 2017 Act also includes prospective changes beginning in 2018, including additional limitations on executive compensation, limitations on the deductibility of interest and capitalization of research and development expenditures. The 2017 Act includes two new U.S. tax base erosion provisions, the global intangible low-taxes income (“GILTI”) provisions and the base-erosion and anti-abuse tax (“BEAT”) provisions. In addition, the 2017 Act includes a provision which provides a benefit for foreign derived intangible income (“FDII”).

On December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the 2017 Act. We continue to evaluate the impacts of the 2017 Act. In the Unaudited Condensed Consolidated Financial Statements for the quarter ended September 29, 2018, we have recorded the provisional amounts related to GILTI, BEAT, FDII, interest expense deferral and other changes included in the 2017 Act. The ultimate impact may differ from these provisional amounts due to, among other things, additional analysis, changes in interpretations and assumptions we made, additional regulatory guidance that may be issued, and actions we may take as a result of the 2017 Act. We continue to monitor guidance issued by the U.S. Treasury Department, the Internal Revenue Service, and other standard-setting bodies and expect to complete the accounting for tax effects of the 2017 Act in 2018.

We measure deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. We are still refining our calculations, in particular the potential utilization of indefinite lived deferred tax liabilities as a source of future taxable income when assessing the realizability of indefinite lived deferred assets, which could potentially affect the re-measurement of these balances in a future period.

12. STOCK OPTION PLANS AND STOCK-BASED COMPENSATION

Stock Option Plan

We have one active equity compensation plan, the DJO 2007 Incentive Stock Plan (2007 Plan) under which we are authorized to grant awards of restricted and unrestricted stock, options, and other stock-based awards based on the shares of common stock. The total number of shares available to grant under the 2007 Plan is 10,575,529.

Options issued under the 2007 Plan can be either incentive stock options or non-qualified stock options. The exercise price of stock options granted will not be less than 100% of the fair market value of the underlying shares on the date of grant and the options will expire no more than ten years from the date of grant.

In September 2015, all outstanding options granted to employees between 2008 and 2011 were amended to modify the vesting terms of the portion of the options which vest on achievement of a minimum multiple of invested capital (MOIC) from a MOIC of 2.25 for one-third of the options and a MOIC of 2.5 for an additional one-third of the options to a single MOIC vesting component covering two-thirds of the options with the terms described below. As amended, the options granted between 2008 and 2011 vest as follows: (i) one-third of each stock option grant vests over a specified period of time contingent solely upon the option holder’s continued employment or service with us (Time-Based Options); and, (ii) two-thirds of each stock option grant will vest upon achieving MOIC with respect to Blackstone’s aggregate investment in DJO’s capital stock, to be achieved by Blackstone following a liquidation of all or a portion of its investment in DJO’s capital stock (Market Return Options). The Market Return Options provide for vesting within a range of achievement of a MOIC multiple between 1.5 and 2.25. If Blackstone sells all or a portion of its equity interests in DJO while the options are outstanding, then the unvested Market Return Options will vest and become exercisable as follows: 1) 25% of the options will vest and become exercisable if Blackstone realizes a MOIC of 1.5 times its equity investment in DJO; 2) 100% of the options will vest and become exercisable if Blackstone realizes a MOIC of at least 2.25 times its equity investment in DJO; and 3) if Blackstone realizes a MOIC of greater than 1.5 times its equity investment but less than 2.25 times its equity investment, then 25% of the options will vest and become exercisable and a percentage of the remaining unvested options will vest and become exercisable with such percentage equal to a fraction, the numerator of which is the actual MOIC realized by Blackstone, less 1.5 and the denominator of which is 0.75.

In July 2015, all outstanding options granted to employees in 2012 and later years were amended to modify the MOIC vesting provision as described below. These options vest in four equal installments beginning with the year of grant and for each of the three calendar years following the year of grant, with each such installment vesting only if the final reported financial results for such year show that the Adjusted EBITDA for such year equaled or exceeded the Adjusted EBITDA amount in the financial plan approved by DJO’s Board of Directors for such year (Performance Options). In the event that the Adjusted EBITDA in any of such four years falls short of the amount of Adjusted EBITDA in the financial plan for that year, the installment that did not therefore vest at the end of such year shall be eligible for subsequent vesting at the end of the four year vesting period if the cumulative Adjusted EBITDA for such four years equals or exceeds the cumulative Adjusted EBITDA in the financial plans for such four years and the Adjusted EBITDA in the fourth vesting year equals or exceeds the Adjusted EBITDA in the financial plan for such year. In addition, as amended in July 2015, such options also provide that in the event Blackstone achieves the same MOIC requirement described above for the Market Return Options, any unvested installments from prior years and all installments for future years shall thereupon vest.

In 2016, options were granted to employees following the net exercise of the options they received in 2007 in exchange for options that had previously been granted in DJO’s predecessor company (Rollover Options), which were scheduled to expire in 2016. These new options were fully vested on the date of grant and have a term of ten years (Vested Options).

Except for options granted to the Chairman of the Board and two other board members as described below, options are typically granted annually to members of our Board of Directors who are not affiliates of Blackstone (referred to as Director Service Options). The Director Service Options vest in increments of 33 1/3% per year on each of the first through third anniversary dates of the grant date, contingent upon the optionee’s continued service as a director. The options granted to the Chairman of the Board and the two other board members vest as follows: one-third of the stock option grant vests in increments of 33 1/3% per year on each of the first through third anniversary dates from the grant date contingent upon the optionee’s continued service as a director; and, as amended in July 2015, two-thirds of the stock option grant will vest in the same manner as the Market Return Options.

Stock Option Activity

During the nine months ended September 29, 2018, the compensation committee granted 1,351,700 options, of which 1,142,500 were Market Return Options and 200,000 were Time-Based Options. Additionally, the compensation committee granted 9,200 Director Service Options to members of the Board of Directors. The weighted average grant date fair value of the Time-Based Options and Director Service Options granted during the nine months ended September 29, 2018 was $6.48.

During the nine months ended September 30, 2017, the compensation committee granted 615,000 options, of which 467,500 were Market Return Options and 147,500 were Time-Based Options. Additionally, the compensation committee granted 13,800 Director Service Options to members of the Board of Directors. The weighted average grant date fair value of the Time-Based Options and Director Service Options granted during the nine months ended September 30, 2017 was $6.10 and $6.59, respectively.

The fair value of each option award is estimated on the date of grant, or modification, using the Black-Scholes option pricing model for service based awards, and a binomial model for market based awards. In estimating fair value for options issued under the 2007 Plan, expected volatility was based on historical volatility of comparable publicly-traded companies. As our historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term, we used the simplified method. Expected life is calculated in two tranches based on the employment level defined as executive or employee. The risk-free rate used in calculating fair value of stock options for periods within the expected term of the option is based on the U.S. Treasury yield bond curve in effect on the date of grant.

The following table summarizes certain assumptions we used to estimate the fair value of the Time-Based Options and the Director Service Options granted:

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Expected volatility	25.4%	33.3%	25.8%	33.3%
Risk-free interest rate	2.9%	2.1%	2.9%	2.0-2.2%
Expected years until exercise	6.5	6.2	6.5	6.2-7.4
Expected dividend yield	—%	—%	—%	—%

Restricted Stock Unit Activity

During the nine months ended September 29, 2018, the compensation committee granted 200,000 restricted stock units to employees. The weighted average grant date fair value of the restricted stock units granted during the nine months ended September 29, 2018 was $16.46.

Stock-based Compensation

We recognized stock-based compensation expense related to stock options and restricted stock units during the periods presented as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Cost of sales	$(84)	$11	$73	$73
Operating expenses:
Selling, general and administrative	1,315	469	2,073	1,251
Research and development	29	3	9	5

	$1,260	$483	$2,155	$1,329

In each of the periods presented above, we recognized stock-based compensation expense for the Time-Based Options and the Director Service Options. As of September 29, 2018, we have determined that it is not probable that we will meet the performance components for both the Market Rate Options and the Performance Options. As such, we have not recognized expense for any of the Performance Options which have the potential to vest in 2018 or any of the Market Rate Options outstanding during the three and nine months ended September 29, 2018.

Stock based compensation expense for options granted to non-employees was not significant to the Company for all periods presented, and was included in Selling, general and administrative expense in our Unaudited Condensed Consolidated Statements of Operations.

13. RELATED PARTY TRANSACTIONS

Blackstone Management Partners LLC (BMP) provided certain monitoring, advisory and consulting services to us for an annual monitoring fee. The Transaction and Monitoring Fee Agreement was terminated effective November 20, 2017. DJO had agreed to indemnify BMP and its affiliates, directors, officers, employees, agents and representatives from and against all liabilities relating to the services contemplated by the Transaction and Monitoring Fee Agreement and the engagement of BMP pursuant to, and the performance of BMP and its affiliates of the services contemplated by the Transaction and Monitoring Fee Agreement.

14. REVENUE

On January 1, 2018, we adopted ASU 2014-09 Revenue from Contracts with Customers (Topic 606) using the modified retrospective method for contracts that were not completed as of January 1, 2018. As a practical expedient, we adopted a portfolio approach in evaluating our sources of revenue for implications of adoption. The cumulative impact of initially applying ASC 606 was an immaterial adjustment to decrease the opening balance of retained earnings as of January 1, 2018. In accordance with the modified retrospective approach, results of operations for the reporting periods after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with ASC 605, Revenue Recognition (“ASC 605”).

The impact of ASC 606 on our results of operations for the nine months ended September 29, 2018 was not material and related primarily to the reclassification of certain costs previously presented as selling, general and administrative expenses to net sales.

Sales are recognized as the performance obligations to deliver products or services are satisfied and are recorded based on the amount of consideration we expect to receive in exchange for satisfying the performance obligations. In the United States most of our products and services are marketed directly to doctors, hospitals, and other healthcare facilities through company-owned subsidiaries and distributors. Our products are sold on a global basis through company-owned sales subsidiaries, as well as third party dealers and distributors.

Sales represents the amount of consideration that we expect to receive from customers in exchange for transferring products and services. Net sales exclude sales and other taxes we collect from customers. Other costs to obtain and fulfill contracts are expensed as incurred due to the short-term nature of a majority of our sales. We extend terms of payment to our customers based on commercially reasonable terms for the markets of our customers, while also considering their credit quality.

To the extent that the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing the most likely amount method. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Variable consideration can include a provision for estimated sales returns, volume discounts, prompt payment discounts, list price discounts, customer payment penalties and rebates. Variable consideration is recorded as a reduction of sales in the same period that the sales are recognized.

Our estimate of the provision for sales returns has been established based on contract terms with our customers and our historical business trends. Shipping and handling costs charged to customers are included in net sales.

Our sales continue to be recognized when title to the product, ownership and risk of loss transfers to the customer which can be the date of shipment, the date of receipt by the customer or, for most Orthopedics products, when we receive appropriate notification that the product has been used or implanted.

We disaggregate our net sales by sales channel for each of our segments as we believe it best depicts how the nature, amount and timing and uncertainty of our net sales and cash flows are affected by economic factors.

The following tables disaggregates our revenue by major sales channel for the three and nine months ended September 29, 2018 and the three and nine months ended September 30, 2017 (in thousands):

Three Months Ended September 29, 2018
Segments	Bracing & Vascular	Recovery Sciences	Surgical Implant	International	Total
Sales Channel:
Dealers & Distributors	$51,384	$16,607	$—	$53,543	$121,534
Insurance	30,261	16,402	—	4,754	51,417
Direct	43,982	2,803	53,401	19,233	119,419
Other	1,000	—	—	681	1,681

	$126,627	$35,812	$53,401	$78,211	$294,051

Nine Months Ended September 29, 2018
Segments	Bracing & Vascular	Recovery Sciences	Surgical Implant	International	Total
Sales Channel:
Dealers & Distributors	$152,223	$48,164	$—	$172,037	$372,424
Insurance	86,820	51,820	—	17,579	156,219
Direct	126,858	9,175	160,938	62,028	358,999
Other	1,726	—	—	2,149	3,875

	$367,627	$109,159	$160,938	$253,793	$891,517

Three Months Ended September 30, 2017
Segments	Bracing & Vascular	Recovery Sciences	Surgical Implant	International	Total
Sales Channel:
Dealers & Distributors	$52,187	$18,436	$—	$51,697	$122,320
Insurance	27,267	17,025	—	5,433	49,725
Direct	48,517	3,885	46,613	19,073	118,088
Other	—	—	—	743	743

	$127,971	$39,346	$46,613	$76,946	$290,876

Nine Months Ended September 30, 2017
Segments	Bracing & Vascular	Recovery Sciences	Surgical Implant	International	Total
Sales Channel:
Dealers & Distributors	$152,087	$55,374	$—	$157,298	$364,759
Insurance	82,192	51,321	—	16,865	150,378
Direct	142,160	9,927	146,197	58,400	356,684
Other	—	—	—	2,190	2,190

	$376,439	$116,622	$146,197	$234,753	$874,011

Dealers & Distributors. This sales channel represents products sold to independent dealers, distributors and retailers who then distribute or sell to orthopedic and sports medicine professionals, hospitals, podiatry practices, orthotic and prosthetic centers, home medical equipment providers and independent pharmacies or sell direct to end customers.

Insurance. This sales channel represents all products sold to patients which qualify for medical reimbursement, where we arrange billing to the patients and their third party payors.

Direct. This sales channel represents all sales made directly to orthopedic and sports medicine professionals, hospitals, podiatry practices, orthotic and prosthetic centers, home medical equipment providers and consumers.

Revenue is recognized when obligations under the terms of a contract with our customers are satisfied which occurs with the transfer of control of our products. This occurs either upon shipment or delivery of goods, depending on whether the contract is FOB Origin or FOB Destination. We record revenues from sales of our surgical implant products when the products are used in a surgical procedure (implanted in a patient). Revenue is measured as the amount of consideration we expect to receive in exchange for transferring products to a customer (“transaction price”).

Under ASC 606, estimated uncollectible amounts due from self-pay patients, as well as co-pays, co-insurance and deductibles owed to us by patients with insurance are generally considered implicit price concessions and are now recorded as a reduction of net revenue in our unaudited condensed consolidated statements of operations. Under prior guidance, these amounts were recognized as bad debt expense and were included in selling, general and administrative expenses. When estimating the variable consideration, we use historical collection experience to estimate amounts not expected to be collected. Conversely, subsequent changes in collectability due to a change in financial condition (i.e. bankruptcy) continues to be recognized as bad debt expense. We estimate amounts recorded to bad debt expense using historical trends.

The following table discloses the impact under ASC 606 which we adopted on January 1, 2018 of estimated implicit price concessions on our net revenue for the three and nine months ended September 29, 2018 (in thousands):

	Three Months Ended September 29, 2018	Nine Months Ended September 29, 2018
Net revenue as reported	$294,051	$891,517
Estimated implicit price concessions	4,991	10,421

Net revenue excluding implicit price concessions	$299,042	$901,938

To the extent that the transaction price includes variable consideration, such as prompt payment discounts, list price discounts, rebates, volume discounts and customer payment penalties, we estimate the amount of variable consideration that should be included in the transaction price utilizing the most likely amount method. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of our anticipated performance and all information (historical, current and forecasted) that is reasonably available.

As a result of our adoption of Topic 606, we reclassed our sales return reserve from accounts receivable to a refund liability account within Other current liabilities in the Unaudited Condensed Consolidated Balance Sheet for fiscal 2018. We estimate contractual discounts and allowances for reimbursement amounts from our third party payor customers based on negotiated contracts and historical experience. As of September 29, 2018, our refund liability and our allowance for sales discounts and other allowances was $1.0 million and $1.6 million, respectively.

We have made an accounting policy election to account for shipping and handling activities as fulfillment activities. As such we do not consider shipping and handling as promised services to our customers.

15. COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, we are plaintiffs or defendants in various litigation matters in the ordinary course of our business, some of which involve claims for damages that are substantial in amount. We believe that the disposition of claims currently pending will not have a material adverse impact on our financial position or results of operations.

16. SEGMENT AND GEOGRAPHIC INFORMATION

For the periods ended September 29, 2018 and September 30, 2017, we reported our business in four operating segments: Bracing and Vascular; Recovery Sciences; Surgical Implant and International.

Bracing and Vascular Segment

Our Bracing and Vascular segment, which generates its revenues in the United States, offers our rigid knee bracing products, orthopedic soft goods, cold therapy products, vascular systems, therapeutic shoes and inserts and compression therapy products, primarily under the DonJoy, ProCare, Aircast, Dr. Comfort, Bell-Horn and Exos brands. This segment also includes our OfficeCare channel, through which we maintain an inventory of soft goods and other products at healthcare facilities, primarily orthopedic practices, for immediate distribution to patients. The Bracing and Vascular segment primarily sells its products to orthopedic and sports medicine professionals, hospitals, podiatry practices, orthotic and prosthetic centers, home medical equipment providers and independent pharmacies. In 2014, we expanded our consumer channel to focus on marketing, selling and distributing our products, including bracing and vascular products, to professional and consumer retail customers and on-line. The bracing and vascular products sold through the channel will principally be sold under the DonJoy Performance, Bell-Horn and Dr. Comfort brands.

Recovery Sciences Segment

Our Recovery Sciences segment, which generates its revenues in the United States, is divided into three main channels:

•

CMF. Our CMF channel sells our bone growth stimulation products. We sell these products either directly to patients or to independent distributors. For products sold to patients, we arrange billing to the patients and their third party payors.

•

Chattanooga. Our Chattanooga channel offers products in the clinical rehabilitation market in the category of clinical electrotherapy devices, clinical traction devices, and other clinical products and supplies such as treatment tables, CPM devices and dry heat therapy.

•

Consumer. Our consumer channel offers professional and consumer retail customers our Compex electrostimulation device, which is used in training programs to aid muscle development and to accelerate muscle recovery after training sessions.

Surgical Implant Segment

Our Surgical Implant segment, which generates its revenues in the United States, develops, manufactures and markets a wide variety of knee, hip, shoulder and elbow implant products that serve the orthopedic reconstructive joint implant market.

International Segment

Our International segment, which generates most of its revenues in Europe, sells all of our products and certain third party products through a combination of direct sales representatives and independent distributors.

Information regarding our reportable business segments is presented below (in thousands). Segment results exclude the impact of amortization and impairment of goodwill and intangible assets, certain general corporate expenses, and charges related to various integration activities, as defined by management. The accounting policies of the reportable segments are the same as the accounting policies of the Company. We allocate resources and evaluate the performance of segments based on net sales, gross profit, operating income and other non-GAAP measures, as defined in our Credit Facilities. We do not allocate assets to reportable segments because a significant portion of our assets are shared by the segments.

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net sales:
Bracing and Vascular	$126,627	$127,971	$367,627	$376,439
Recovery Sciences	35,812	39,346	109,159	116,622
Surgical Implant	53,401	46,613	160,938	146,197
International	78,211	76,946	253,793	234,753

	$294,051	$290,876	$891,517	$874,011

Operating income:
Bracing and Vascular	$29,180	$27,060	$78,436	$72,292
Recovery Sciences	11,400	11,322	29,649	30,938
Surgical Implant	11,074	9,126	34,005	27,328
International	16,742	14,894	55,592	42,013
Expenses not allocated to segments and eliminations	(48,515)	(40,633)	(108,536)	(135,085)

	$19,881	$21,769	$89,146	$37,486

Geographic Area

Following are our net sales by geographic area (in thousands):

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net sales:
United States	$215,840	$213,930	$637,724	$639,258
Other Europe, Middle East and Africa	38,464	36,047	126,861	112,388
Germany	19,973	19,926	68,824	61,957
Australia and Asia Pacific	11,388	12,130	34,247	34,894
Canada	6,405	6,667	18,867	19,027
Latin America	1,981	2,176	4,994	6,487

	$294,051	$290,876	$891,517	$874,011

17. SUBSEQUENT EVENTS

Definitive Merger Agreement

On November 19, 2018, Colfax Corporation announced it had entered into a definitive agreement to acquire DJO from private equity funds managed by Blackstone for $3.15 billion in cash. The transaction is expected to close in the first quarter of 2019.